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                                                                      Exhibit 11



11. Statement re computation of per share earnings

                                                                  Year ended             Year ended             Year ended
                                                              September 30, 2001     September 30, 2000     September 30, 1999

Net income in thousands                                              $17,392                $21,045                $13,708


Weighted average shares outstanding                               15,724,423             14,698,456             14,894,162

Assumed exercise of stock options,
  weighted average of incremental shares                             770,231              1,384,753                412,820

Assumed purchase of stock under stock
  purchase plan, weighted average                                     88,372                 84,644                  7,868

Diluted shares - adjusted weighted-average shares
and assumed conversions                                           16,583,026             16,167,853             15,314,850


Basic earnings per share                                               $1.06                  $1.43                  $0.92

Diluted earnings per share                                             $1.05                  $1.30                  $0.90